Exhibit 10.1

February 5, 2007
Mr. Timothy E. Kullman
10453 E. Laurel Lane
Scottsdale, AZ 85259
Dear Tim:
I am pleased to confirm our offer of employment for the position of Senior Vice President & Chief Financial Officer reporting to Ed Stack, Chairman & CEO with a targeted start date to be determined. The position is located in our Corporate Headquarters in Pittsburgh, PA. The details of our offer are as follows:
You will receive a gross annual salary of $450,000.00 paid biweekly in the amount of $17,307.70. You are eligible to participate in Dick’s Sporting Goods’ discretionary management incentive plan. The range of participation is 0% to 75% of salary with a target of 37.5%.
You will receive an initial stock option grant of ~~35,000~~ (See Attached) shares. You will also be eligible to participate thereafter annually at a grant level established by the Board of Directors. All grants are subject to approval by the Board of Directors.
As a full-time salaried associate, you are eligible to participate in the full range of benefits, including health and welfare plans, medical and dental, life and disability insurances as well as a 401K plan and an Officer Supplemental Savings Plan. A summary benefits brochure is included with this letter and a more detailed explanation of our benefits will be provided during corporate orientation on your first day. Dick’s will also provide you with relocation benefits in accordance with our relocation policy. A copy of the relocation policy is enclosed.
This offer is contingent upon a satisfactory background check and your review and acceptance of our Non Compete Agreement for New Employees and Policy on Insider Trading. These documents are enclosed and will need to be executed and forwarded to my attention prior to your start date.
Tim, we believe that you are capable of making an outstanding contribution to our company and that we can offer you a challenging and rewarding career at Dick’s. I hope you will favorably consider this offer and decide to join us here at Dick’s Sporting Goods. Please contact me if you have any questions.

Sincerely,

/s/ Jay G. Crosson
Jay G. Crosson Sr. Vice President Human Resources

/s/ Timothy E. Kullman
Timothy E. Kullman

Date of Acceptance:
JGC/rm
Enclosures

February 9, 2007
Mr. Timothy E. Kullman
10453 E. Laurel Lane
Scottsdale, AZ 85259
Dear Tim:
Please refer to our offer letter dated February 5, 2007
With regard to the initial stock option grant, we are pleased to amend our offer to provide you with a grant of 50,000 shares, which will vest at 25% per year starting on the first anniversary of the grant. In addition, you will receive a grant of 25,000 shares, which will cliff vest on the fourth anniversary of the grant.
Tim, I hope you will look favorably on this amended offer and will accept our invitation to join Dick’s Sporting Goods.
I look forward to hearing from you soon

Sincerely,

/s/ Jay G. Crosson
Jay G. Crosson Sr. Vice President Human Resources

/s/ Timothy E. Kullman
Timothy E. Kullman

Date of Acceptance:
JGC/rm
Enclosures